                                                                   Exhibit 10.21

                               Vital Images, Inc.
                        3100 West Lake Street, Suite 100
                              Minneapolis, MN 55416

                                February 13, 1998

Mr. Andrew M. Weiss
4515 Moorland Avenue
Edina, MN  55424

Dear Andy:

This letter is intended to set forth our agreement regarding your resignation from employment with Vital Images, Inc. ("Vital Images"). As discussed, the effective date of your resignation as an officer and director of Vital Images will be January 31, 1998. In accordance with the terms expressed in John Karcanes' letter to you dated October 19, 1995 (the "October 19th letter"), you will receive a lump sum payment of One Hundred Fifty Thousand Dollars ($150,000) which is equal to twelve (12) months of your current base salary (the "Severance Pay"). You will also receive a bonus for 1997 in the amount of Sixty-two Thousand Nine Hundred Eighty-two and 85/100 Dollars ($62,982.85) (the "1997 Bonus"). You will not be paid any bonus for 1998. In addition, you will be paid your vacation accrued through January 31, 1998. You will receive the Severance Pay and 1997 Bonus within sixteen (16) days of the date that you sign this Letter Agreement (assuming that you do not rescind the Release discussed below). Your accrued vacation pay will be paid no later than February 13, 1998. All payments made to you pursuant to this Letter Agreement will be subject to federal and state tax withholding and FICA.

With respect to your Vital Images stock options, the following chart illustrates the status of your options.

---------------------------------------------------- -------------------- ------------------------ -----------------------------
                   Stock Option                            Shares         Total Vested as of       Total Vested in Accordance
                                                                          Termination Date         with October 19th letter
---------------------------------------------------- -------------------- ------------------------ -----------------------------
Vital Images Stock Option Adjustment Agreement.
(mirror of Bio-Vascular non-plan option)
("Non-Plan Mirror Option")                                100,000              100,000 (1)                  100,000
---------------------------------------------------- -------------------- ------------------------ -----------------------------
Vital Images Incentive (1988) Stock Option
Adjustment Plan ("ISO Mirror Options")                     15,532                  7,766                      15,532
---------------------------------------------------- -------------------- ------------------------ -----------------------------
Vital Images 1997 Stock Option and Incentive Plan
("ISO 1997 Options")                                       84,468                    0                        84,468
---------------------------------------------------- -------------------- ------------------------ -----------------------------

(1)  Vested as of 12/31/97

The Board of Directors approved the vesting of 100% of the "Non-Plan Mirror Option" shares as of December 31, 1997. In accordance with the October 19th letter, the vesting of the unvested Vital Images shares under the ISO Mirror Options and the ISO 1997 Options will be accelerated so that you will be fully vested in said shares as of January 31, 1998. The right to exercise these options shall expire on the expiration date provided in such options (as if you continued to be employed by Vital Images).

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Mr. Andrew M. Weiss
February 13, 1998
Page 2


You should be aware, of course, that failure to exercise these options within 90 days of actual termination of employment (January 31, 1998) will result in these options no longer being classified as incentive stock options under the Internal Revenue Code.

With respect to the Bio-Vascular, Inc. ("Bio-Vascular") stock options granted to you in accordance with the Bio-Vascular Stock Option Agreement, dated December 18, 1995, and the Bio-Vascular Incentive Stock Option Agreement, dated December 18, 1995 (collectively, the "Bio-Vascular Option Agreements"), there may be an ambiguity resulting from the Bio-Vascular Option Agreements, the October 19th letter or otherwise relating to whether the vesting of these options is accelerated upon the termination of your employment with Vital Images. As you are aware, Bio-Vascular takes the position that the right to accelerate the vesting of your Bio-Vascular options as provided in the October 19th letter expired on the date that the Vital Images was spun-off from Bio-Vascular. In consideration for the obligations of Vital Images provided in this Letter Agreement, you agree that the unvested options of Bio-Vascular Option Agreements shall neither vest nor be accelerated. With respect to the vested portion of the Bio-Vascular, Inc. options, it is our understanding that you will be entitled to exercise such options in accordance with the terms of the applicable option agreements between you and Bio-Vascular, but this is an issue between you and Bio-Vascular and we assume no liability with respect to such options.

With respect to the issues of indemnification of you by Vital Images and the limitation on your personal liability as a director, Vital Images represents that Articles IX and X of Vital Images' Articles of Incorporation, dated March 7, 1997, are in full force and effect.

You are also entitled, pursuant to federal and state law, to the continuation of certain group medical, dental and life insurance benefits (the "COBRA Benefits") for a period of eighteen (18) months after the effective date of your resignation. In exchange for your promises, Vital Images will pay for the COBRA Benefits up through the earlier of January 31, 1999 or the date that you find a new position with comparable benefits. In the event that you do not find employment with comparable benefits by January 31, 1999, you will be responsible for paying for the COBRA Benefits after that date.

Vital Images will also pay for out placement services for you in an amount not to exceed $10,000. Vital Images will make the payments for these services directly to the out-placement firm providing these services. Finally, Vital Images will transfer to you the laptop computer and the cellular phone that you used while employed by Vital Images.

Except for any contract right, Vital Images agrees to release all of the rights Vital Images now has to relief of any kind from you arising out of your employment with Vital Images provided, however, that such release only applies to those of your actions or inactions of which the Board of Directors of Vital Images (other than you) has present knowledge.

In exchange for the 1997 Bonus, the extension of the exercise period for the Vital Images stock options, Vital Images release of certain claims against you and the other benefits set forth above, you will be required to (1) sign the Release attached to this letter as EXHIBIT A, (2) agree to the non-disclosure of information provision below, and (3) return all property of Vital Images other than the laptop computer and the cellular phone that will be transferred to you.

With respect to the non-disclosure of information, you agree that you will not disclose to anyone, any and all information which you now have regarding confidential activities of the Company. You will not use or disclose, directly or indirectly, to any unauthorized person without prior written permission of the Company at any time subsequent to your employment, any knowledge which you have acquired regarding the confidential information of the Company, including, without limitation, inventions, technical information, designs, methods, trade secrets, customers, contracts, bids or other confidential information acquired in connection with your employment.

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Mr. Andrew M. Weiss
February 13, 1998
Page 3


In the event either party violates the terms of this Letter Agreement, either party may seek injunctive relief in addition to monetary relief.

This Letter Agreement is a contract made under the laws of the State of Minnesota. Therefore, this Letter Agreement and any related or supplemental documents or notices will be construed in accordance with the laws of the state of Minnesota. In the event that any provision of this Agreement is prohibited or is deemed invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of that particular provision or the remaining provisions of this Letter Agreement.

Should you have any questions regarding this Letter Agreement or otherwise, please feel free to contact me.

Sincerely,

/S/ DOUGLAS M. PIHL

By: Douglas M. Pihl
    Its:  President


I hereby approve and agree to the terms of this Letter Agreement.


/S/ANDREW M. WEISS
Andrew M. Weiss

Dated:  February 16, 1998

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                                    EXHIBIT A

                                     RELEASE

1. DEFINITIONS. I intend all words used in this Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

A. I, ME, and MY includes both me and anyone who has or obtains any legal rights or claims through me.

B. VITAL IMAGES, INC., as used herein, shall at all times mean Vital Images, Inc. and Bio-Vascular, Inc. and their its subsidiaries, successors and assigns, their affiliated and predecessor companies and partnerships, their successors and assigns, their affiliated and predecessor companies and partnerships and the present or former owners, directors, officers, employees, representatives and agents (including, without limitation, its accountants and attorneys) of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Vital Images, Inc. in their official and individual capacities.

C. MY CLAIMS, as used herein, means all of the rights I now have to any relief of any kind from Vital Images, Inc., or any of its employees, officers, directors, shareholders, representatives, agents, attorneys or affiliates, whether or not I now know about those rights, arising out of my employment with Vital Images, Inc. and my resignation from employment, including, but not limited to, any claims filed with the Minnesota Department of Human Rights, and any claims for violation of the Minnesota Human Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, or other federal, state, or local civil rights laws based on age discrimination, sex discrimination, disability discrimination, retaliation, or other protected class status, defamation, intentional or negligent infliction of emotional distress, breach of contract, fraud or misrepresentation, breach of covenant of good faith and fair dealing, promissory estoppel, negligence, wrongful termination of employment, claims relating to or arising out of the Bio-Vascular Stock Options and any other claims for unlawful employment practices, whether arising by statute, common law or otherwise.

D. BIO-VASCULAR STOCK OPTIONS, as used herein, means those stock options issued to me in accordance with that certain Bio-Vascular Stock Option Agreement, dated December 18, 1995, and that certain Bio-Vascular Incentive Stock Option Agreement, dated December 18, 1995 and any other options of Bio-Vascular stock.

2. AGREEMENT TO RELEASE MY CLAIMS. I am receiving a substantial amount of money and other benefits paid by Vital Images, Inc. I agree to give up all My Claims against Vital Images, Inc. in exchange for those payments. I will not bring any lawsuits, file any charges, complaints, or notices, or make any other demands against Vital Images, Inc. based on My Claims, and I agree that if I do so, I will pay for all costs incurred by Vital Images, Inc. The money and benefits I am receiving is a full and fair payment for the release of all My Claims. Vital Images, Inc. does not owe me anything in addition to what I will be receiving.

3.   ADDITIONAL AGREEMENTS AND UNDERSTANDINGS.

A. Even though Vital Images, Inc. is paying me to release My Claims, Vital Images, Inc. does not admit that it may be responsible or legally obligated to me. In fact, Vital Images, Inc. denies that it is responsible or legally obligated for My Claims or that it has engaged in any wrongdoing.

B. I understand that I have the right to consult with my attorney concerning the meaning and effect of this Release.

C. I also understand that I have a period of at least twenty-one (21) calendar days from the date that I receive an unsigned copy of this Release in which to consider whether to sign this Release (the "Consideration Period"). However, having been advised of the Consideration Period, I understand that I may elect to sign this Release at any time prior to the expiration of the Consideration Period.

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4.   RESCISSION. I understand that I may rescind (that is, cancel) this Release within seven (7) calendar days of signing it to reinstate federal claims and within fifteen (15) days of signing it to reinstate state claims. To be effective, my rescission must be in writing and delivered to Vital Images, Inc. in care of Douglas M. Pihl, Vital Images, Inc., 3100 West Lake Street, Suite 100, Minneapolis, MN 55416, either by hand or by mail within the 7/15-day period. If sent by mail, the rescission must be:

A.   Postmarked within the 7/15-day period;

B.   Properly addressed to Vital Images, Inc.; and

C.   Sent by certified mail, return receipt requested.

I have read this Release carefully and understand all its terms. I have had an opportunity to discuss this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by Vital Images, Inc. or its attorneys.

I understand and agree that this Release, the Letter Agreement to which it is attached, the Vital Images, Inc. employee benefit plans in which I have continuing benefits under the Letter Agreement to which this Release is attached, and the Vital Images, Inc. stock option plans contain all the agreements between Vital Images, Inc. and me. We have no other written or oral agreements.

Dated:  February 16, 1998


                               /S/ ANDREW M. WEISS
                                   Andrew M. Weiss
MPL1: 235917-1

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